                                                                    Exhibit 99.1


(ACS LOGO)

FOR IMMEDIATE RELEASE

   ANALYST CONTACT                             MEDIA CONTACT
   ---------------                             -------------
   Warren Edwards                              Lesley Pool
   Executive Vice President/                   Senior Vice President/
   Chief Financial Officer                     Chief Marketing Officer
   ACS, Inc.                                   ACS, Inc.
   214-841-8082                                214-841-8028
   warren.edwards@acs-inc.com                  lesley.pool@acs-inc.com

          ACS ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2003 RESULTS AND
                  POSSIBLE DIVESTITURE AND ACQUISITION ACTIVITY

DALLAS, TEXAS - July 29, 2003 - ACS (NYSE: ACS), a leading full-service provider of business process and technology outsourcing solutions, announced today record diluted earnings per share of $0.60 for the fourth quarter ended June 30, 2003. This represents an increase of 22% compared to $0.49 per share for the same quarter last fiscal year. Net income for the fourth quarter was $83.9 million, an increase of 23% over net income of $68.1 million for the same quarter last year. Revenues for the fourth quarter ended June 30, 2003 increased 18% to $1.014 billion, compared to $857 million for the same period last year.

For the year ended June 30, 2003, diluted earnings per share was $2.20, a 25% increase compared to $1.76 for the prior year. Net income for the year ended June 30, 2003 was $306.8 million, an increase of 34% compared to net income of $229.6 million for the prior year. Revenues for the year ended June 30, 2003 increased 24% to $3.8 billion compared to revenues of $3.1 billion for the prior year.

ACS is in late stage discussions regarding the possible divestiture of its federal government business, excluding the education services business and certain other assets, and the purchase of a commercial information technology business. The Company is in the process of negotiating the related definitive documentation and finalizing necessary due diligence. Before executing such definitive documentation each party must obtain board of directors' approval.

Pending announcement of these potential transactions, the Company will delay providing updated fiscal year 2004 guidance during its earnings conference call scheduled for 10:00 am, CDT on Tuesday, July 29, 2003. However, based upon presently available information, the Company believes that, if these transactions are consummated, the impact will be non- dilutive to previous fiscal year 2004 earnings per share guidance of $2.57 to $2.66 per share and should enable the Company to achieve earnings toward the upper-end of this range.

"Fiscal year 2003 was a great year for ACS", said Jeff Rich, ACS' Chief Executive Officer. "We continued to solidify our position as a leading provider of business process outsourcing services with new business signings exceeding $700 million of annualized new revenues for the year. In addition, we delivered solid financial results with strong revenue growth, improved margins, and record cash flow. In fiscal 2004, we will continue to focus on our clients and build our core business."


ACS' FOURTH QUARTER RESULTS INCLUDE THE FOLLOWING KEY HIGHLIGHTS:

o Revenue for the fourth quarter of fiscal 2003 approximated $1.014 billion and resulted in total revenue growth of 18% when compared to the prior year quarter. Internal revenue growth for the quarter was 14% with the remainder from acquisitions. During the fourth quarter, and after considering accounting guidance and current trends in similar reporting methods by other public companies, which indicate gross presentation of revenue for billings of costs reimbursed under a cost reimbursable arrangement is appropriate only when there are sufficient elements of control over the provision of the underlying services or costs incurred, the Company determined that expenses under two state and local cost reimbursable contracts should be presented as a reduction in gross billings. These cost reimbursable contracts were included as new business signings in the fourth quarter of fiscal year 2002 and the Company began operating these contracts in the first quarter of fiscal year 2003. While ACS has certain risks, including credit risk, under these two arrangements and is contractually the primary payment obligor, the Company concluded that it did not have sufficient control over the underlying services. As a result, fourth quarter 2003 results reflect $26.6 million of expenses netted against revenue. For comparability, expenses of the prior three quarters of fiscal 2003 in the amount of $59.8 million have been reclassified in our full year results. This reclassification has no impact on historical, current or future operating income or earnings per share.

o Diluted earnings per share of $0.60 increased 22% when compared to the prior year quarter.

o New business signings for the fourth quarter totaled $145 million of annualized revenue.

o Operating and free cash flow were company records this quarter. Cash flow from operations for the fourth quarter was approximately $175 million. Free cash flow (defined as operating cash flow less $52 million in capital expenditures) for the quarter was $123 million. As a result, the Company paid down approximately $78 million of debt outstanding under its credit facility during the quarter. The Company's debt to capitalization ratio at June 30, 2003 was 17%, decreasing from 25% at June 30, 2002.

ACS' FISCAL YEAR 2003 RESULTS INCLUDE THE FOLLOWING KEY HIGHLIGHTS:

o Revenue for the year ended June 30, 2003 was $3.8 billion, reflecting the new revenue presentation and represents an increase of 24% when compared to prior year period. Internal revenue growth during the fiscal year was 15%. The remaining growth was from acquisitions.

o Diluted earnings per share for the year ended June 30, 2003 was $2.20, up 25% versus the prior year.

o Annual recurring new business signings in fiscal year 2003 represented over $700 million of annual recurring revenue. This represents an increase of nearly 47% when compared to fiscal year 2002.

o Cash flow from operations for the year ended June 30, 2003 was $545 million, an increase of 47% over the prior year. Free cash flow (defined as operating cash flow less capital expenditures of $205 million) during the year was $340 million, an increase of approximately 49% versus fiscal year 2002.

The Company will host a conference call on its website at www.acs-inc.com at 10:00 a.m. CDT today to discuss fourth quarter and fiscal year 2003 results and will refer to a presentation provided on the Investor Relations page of the ACS website. During the conference call, management will discuss certain non-generally accepted accounting principles ("GAAP") financial measures for which reconciliations to the most directly comparable GAAP financial measures will also be provided on the Investor Relations page of ACS' website.

ACS, a Fortune 500 company with more than 40,000 people supporting operations in nearly 100 countries, provides business process and technology outsourcing solutions to world-class commercial and government clients. The Company's Class A common stock trades on the New York Stock Exchange under the symbol "ACS". ACS makes technology work. Visit ACS on the Internet at http://www.acs-inc.com.

Statements about the Company's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company's control, that could cause actual results to differ materially from such statements. While the Company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors, especially the finalization of the pending divestiture and acquisition transactions discussed above; the timing and magnitude of technological advances; the performance of recently acquired businesses; the prospects for future acquisitions; the possibility that a current customer could be acquired or otherwise be affected by a future event that would diminish their information technology requirements; the competition in the information technology industry and the impact of such competition on pricing, revenues and margins; the degree to which business entities continue to outsource information technology and business processes; uncertainties surrounding budget reductions or changes in funding priorities or existing government programs and the cost of attracting and retaining highly skilled personnel.

These factors, when applicable, are discussed in the Company's filings with the Securities and Exchange Commission, including the most recent Form 10-Q and Form 10-K, a copy of which may be obtained through the Company without charge. ACS disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future event, or otherwise.

USE OF NON-GAAP FINANCIAL INFORMATION

The Company reports its financial results in accordance with GAAP. However, the Company uses certain non-GAAP performance measures, including free cash flow and internal revenue growth, to provide both management and investors a more complete understanding of the Company's underlying operational results.

These non-GAAP measures are indicators management uses to provide additional meaningful comparisons between current results and prior reported results, and as a basis for planning and forecasting for future periods. For example, the Company believes free cash flow provides another measure of cash flow available for operations, after the Company has satisfied the capital expenditure requirements of its operations. In the consolidated statements of cash flow, the Company reports year-to-date net cash provided by operating activities (cash flow from operations) and capital expenditures (purchases of property, equipment and software, net of sales), and does not adjust those reported amounts in deriving the measure of free cash flow. The Company uses the calculation of internal revenue growth to measure the revenue growth of the Company excluding the acquired revenue from acquisitions. The Company determines acquired revenues based on pre-acquisition normalized revenues of acquired companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for comparable metrics prepared in accordance with GAAP in the United States.

               AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                  THREE MONTHS ENDED                SIX MONTHS ENDED
                                                       JUNE 30,                         JUNE 30,
                                             -----------------------------    ----------------------------
                                                2003               2002          2003              2002
                                             ----------         ----------    ----------        ----------
Revenues                                     $1,014,178 (1)     $  856,785    $3,787,206 (1)    $3,062,918

Expenses:
  Wages and benefits                            472,490            373,877     1,716,946         1,350,057
  Services and supplies                         256,973            250,223       994,410           888,497
  Rent, lease and maintenance                    90,441             71,946       351,855           278,621
  Depreciation and amortization                  42,370             31,682       152,128           110,486
Other operating expenses                         12,333             12,729        52,586            34,625
                                             ----------         ----------    ----------        ----------
Total operating expenses                        874,607            740,457     3,267,925         2,662,286

Operating income                                139,571            116,328       519,281           400,632

Interest expense                                  5,942              4,648        25,194            30,619
Other non-operating (income) expense, net          (593)             2,732         3,140             9,557
                                             ----------         ----------    ----------        ---------- (3)
Pretax profit                                   134,222            108,948       490,947           360,456

Income tax expense                               50,330             40,855       184,105           130,860 (4)
                                             ----------         ----------    ----------        ----------
Net income                                   $   83,892         $   68,093    $  306,842        $  229,596
                                             ==========         ==========    ==========        ==========
Earnings per common share:
  Basic                                      $     0.63         $     0.52    $     2.32        $     1.94
                                             ==========         ==========    ==========        ==========
  Diluted (2)                                $     0.60         $     0.49    $     2.20        $     1.76
                                             ==========         ==========    ==========        ==========
Shares used in computing
  earnings per common share:
Basic                                           132,998            131,871       132,445           118,646
Diluted (2)                                     143,791            143,215       143,430           137,464

               AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (IN
                      THOUSANDS, EXCEPT AS NOTED OTHERWISE)

(1) For the three months and year ended June 30, 2003, the Company generated internal revenue growth of 14% and 15%, respectively. Internal revenue growth is measured as follows ($ in millions):

                                  QUARTER ENDED JUNE 30,                        YEAR ENDED JUNE 30,
                        ------------------------------------------    ---------------------------------------
                          2003         2002    $ Growth   Growth %        2003       2002  $ Growth  Growth %
                        --------     --------  --------   --------    --------   --------  --------  --------
Total revenues          $1,014.2     $  856.8  $  157.4         18%   $3,787.2   $3,062.9  $  724.3        24%
Less: divestitures            --         (6.7)      6.7                             (37.3)     37.3
                        --------     --------  --------   --------    --------   --------  --------  --------
Adjusted revenues       $1,014.2     $  850.1  $  164.1         19%   $3,787.2   $3,025.6  $  761.6        25%

Acquired revenues *     $   72.2     $   23.2  $   49.0          5%   $  451.7   $  146.3  $  305.4        10%
Internal revenues          942.0        826.9     115.1         14%    3,335.5    2,879.3     456.2        15%
                        --------     --------  --------   --------    --------   --------  --------  --------
  Total                 $1,014.2     $  850.1  $  164.1         19%   $3,787.2   $3,025.6  $  761.6        25%
                        ========     ========  ========   ========    ========   ========  ========  ========

* Acquired revenues are based on pre-acquisition normalized revenues of acquired companies.

(2) The diluted earnings per share calculations includes the after-tax impact of interest and amortization of offering costs on convertible notes in the amount of $2,055 and $2,054 for the three months ended June 30, 2003 and 2002, respectively, and $8,218 and $12,610 for the years ended June 30, 2003 and 2002, respectively. In addition, the diluted weighted shares include 7,298 shares for the three months and year ended June 30, 2003, and 7,298 and 14,851 shares for the three months and year ended June 30, 2002, representing shares that would be issued upon conversion of the notes.

(3) Fiscal year 2002 includes a $7.4 million charge, or approximately 3 cents per share, net of tax effect, on a fully diluted basis, associated with the write-down of a cost basis investment to its estimated realizable value.

(4) Fiscal year 2002 includes certain tax benefits based on tax events that occurred during the third quarter of fiscal year 2002. Due to new IRS regulations, $2.1 million of tax benefit has been recognized for additional deductions associated with the summer 2000 divestiture program. Also included is $1.0 million for valuation of deferred state tax liabilities and $1.2 million for the full realization of tax deductions related to previous transaction costs. The aggregate tax benefit of $4.3 million increased fully diluted earnings per share by approximately 3 cents.

              AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                     JUNE 30,        JUNE 30,
                                                      2003            2002
                                                   (UNAUDITED)      (AUDITED)
                                                   -----------     -----------
ASSETS:
Current assets
  Cash and cash equivalents                        $    51,170     $    33,814
  Accounts receivable, net                             835,478         736,471
  Inventory                                              6,245           9,740
  Other current assets                                  86,605          94,464
                                                   -----------     -----------
    Total current assets                               979,498         874,489

Property, equipment and software, net                  478,212         394,830
Goodwill                                             1,905,878       1,846,482
Other intangible assets, net                           265,091         234,287
Other long-term assets                                  70,026          53,479
                                                   -----------     -----------
    Total assets                                   $ 3,698,705     $ 3,403,567
                                                   ===========     ===========

LIABILITIES:
Current liabilities:
  Accounts payable                                 $    58,376     $    72,858
  Accrued compensation                                 132,027         125,290
  Other accrued liabilities                            272,578         210,003
  Income taxes payable                                  17,057          20,452
  Deferred taxes                                        26,054           7,344
  Current portion of long-term debt                      1,764           1,330
  Current portion of unearned revenue                   49,620          48,636
                                                   -----------     -----------
    Total current liabilities                          557,476         485,913

Convertible notes                                      316,990         316,990
Other long-term debt                                   181,350         391,243
Long-term deferred taxes                               176,484          95,394
Other long-term liabilities                             37,217          18,607
                                                   -----------     -----------
    Total liabilities                              $ 1,269,517     $ 1,308,147
                                                   -----------     -----------

STOCKHOLDERS' EQUITY
Total stockholders' equity                           2,429,188       2,095,420
                                                   -----------     -----------

Total liabilities and stockholders' equity         $ 3,698,705     $ 3,403,567
                                                   ===========     ===========

                                     -end-

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